Exhibit (a)(1)(E)

Confirmation E-mail or Letter to Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options

Avistar Communications Corporation has received your election form dated [                  , 2010], by which you elected to have some or all of your outstanding and unexercised eligible options cancelled in exchange for new options, subject to the terms and conditions of the offer.  For this purpose, eligible options are options outstanding and unexercised that were granted after June 16, 2000 under either our 2000 Stock Option Plan or our 2000 Director Option Plan with an exercise price of $0.68 per share or higher and remain outstanding and unexercised as of the expiration date of this offer, which is June 15, 2010, unless we extend the offer period.  However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock on the expiration date.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was provided to you previously.  A properly completed and signed copy of the withdrawal form must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on June 15, 2010 (unless we extend the offer period), by:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

Only responses that are complete, signed, and actually received by Deb Laudo at Avistar by the deadline will be accepted.  Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to either Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.

Election and withdrawal forms are also available on our intranet site at http://intranet3/HR/2000%20Stock%20Option%20Plan/Forms/AllItems.aspx.

Please note that Avistar’s receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Avistar will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Avistar gives oral or written notice to the optionholders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.  Avistar’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange.  The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Robert F. Kirk, our Chief Executive Officer, dated May 18, 2010; (3) the election form; and (4) the withdrawal form.  You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail or Letter to Eligible Service Providers who Withdraw their Options from the Offer

Avistar Communications Corporation has received your withdrawal form dated [                  , 2010], by which you rejected Avistar’s offer to exchange some or all of your outstanding eligible options for new options.

If you change your mind and decide that you would like to participate in this offer, you must submit a new, properly completed and signed copy of the election form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on June 15, 2010 (unless we extend the offer period), by:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

Only responses that are complete, signed and actually received by Deb Laudo at Avistar by the deadline will be accepted.  Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to either Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.

Election and withdrawal forms are also available on our intranet site at http://intranet3/HR/2000%20Stock%20Option%20Plan/Forms/AllItems.aspx.

This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”).  The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Robert F. Kirk, our Chief Executive Officer, dated May 18, 2010; (3) the election form; and (4) the withdrawal form.  You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.